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                                                                    EXHIBIT 23.1


            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 83068, dated August 16, 1994 and No. 333-36390 dated May 5,
2000), pertaining to The 1993 Incentive Plan of Fuel-Tech N.V. of our reports dated March 14, 2005, with respect to the consolidated financial statements and schedule of Fuel-Tech N.V, Fuel-Tech N.V. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Fuel-Tech N.V, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

Chicago, Illinois
March 14, 2005